EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made this 3rd day of November, 2017 (the “Effective Date”), by and between Frankly Media LLC, a Delaware limited liability company (the “Employer” or “Company”), and Louis Schwartz, an individual residing at 510 Valley Road, Atlanta, GA 30305 (the “Employee”), collectively (the “Parties”).

WHEREAS the Employee has been a senior executive of Company.

AND WHEREAS the Company is extending a new term Employment Agreement “Agreement”

NOW THEREFORE in consideration of the Consideration and premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the Company and the Employee hereby covenant and agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Agreement” — this Employment Agreement, including the Schedules and Exhibits, if any, attached hereto, as amended from time to time.

“Board of Directors” — the board of directors of Frankly Inc.

“Change in Control” — means:

(1)	A successful “take-over bid” (as defined in the Securities Act (British Columbia), as amended, or any successor legislation thereto) pursuant to which the “offeror” beneficially owns in excess of 50% of the issued and outstanding common shares of the Company;
(2)	The issuance to or acquisition by any person, or group of persons acting jointly or in concert, directly or indirectly, including through an arrangement or other form of reorganization, of common shares of the company which in the aggregate total 50% or more of the then issued and outstanding common shares of the Company;
(3)	An arrangement, merger or other form of reorganization of the Company where the holder of the outstanding voting securities or interests of Company immediately prior to the completion of the reorganization will hold 50% or less of the outstanding voting securities or interests of the continuing entity upon completion of the arrangement, merger or reorganization; the sale of all or substantially all of the assets of the Company; or
(4)	The liquidation, winding-up or dissolution of the Company.

“Confidential Information” — any and all:

(a) trade secrets concerning the business and affairs of Frankly (including any and all Confidential Information of Employee’s former employer), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information); and

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(b) proprietary information concerning the business and affairs of Frankly (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for Employer containing or based, in whole or in part, on any information included in the foregoing.

“Effective Date” — the date stated in the first paragraph of the Agreement.

“Employer” — defined as the Frankly Media LLC.

“Employee Invention” — any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registrable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by Employee, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed publicly to be conducted by Employer, and any such item created by Employee, either solely or in conjunction with others, following termination of Employee’s employment with Employer, that is based upon or uses Confidential Information. The term “Employee Invention” includes but is not limited to the inventions, techniques, and specially commissioned works described in Schedule 5.2(b).

“Employment Period” — the term of Employee’s employment under this Agreement.

“Fiscal Year” — Employer’s fiscal year, as it exists on the Effective Date or as changed from time to time.

“Frankly” – refers collectively to Frankly Inc., Frankly Media LLC and Frankly Co.

“Person” — any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Proprietary Items” — as defined in Section 5.2(a)(iv).

“Salary”— as defined in Section 3.1(a).

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2. EMPLOYMENT TERMS AND DUTIES

2.1 EMPLOYMENT

Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon the terms and conditions set forth in this Agreement.

2.2 TERM

Subject to the provisions of Section 4, the term of Employee’s employment under this Agreement will be two (2) years (the “Employment Period”), beginning on the Effective Date and ending on the second anniversary of the Effective Date. Subject to the provisions of Sections 3 and 4 below, this Agreement shall be automatically renewed for subsequent periods of one (1) year unless either party provides written notice at least one hundred twenty (120) days prior to the expiration of the current period of its intention not to renew the Agreement.

2.3 DUTIES

Subject to the terms set forth herein, the Employee will serve as Chief Financial Officer (CFO) and Chief Operating Officer (COO) of Frankly and shall have the ordinary and customary duties attendant with such titles. The Employee will report to the Company’s Chief Executive Officer (“CEO”) and the Employee shall serve in an executive capacity and shall perform such duties and shall devote all of the Employee’s business time, attention and ability during normal corporate business hours to the discharge of the duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be assigned to or vested in the Employee by the Chief Executive Officer of the Company, such duties to be consistent with his position.

2.4 LOCATION

During the Employment Period, the Employee shall render his services in New York City, New York, or such other place as mutually agreed upon with the Company.

3. EMPLOYMENT COMPENSATION

3.1 COMPENSATION PACKAGE

Employee’s compensation and any and all other rights of Employee under this Agreement are included in the following compensation package (the “Compensation Package”). This Compensation Package shall contain certain financial terms outlined in Schedule A and conditions addressed below (salary, health care, Company benefits and life and disability insurance, etc.).

(a) Salary. Employee will be paid an annual base salary at the rate set forth in Schedule A, subject to adjustments as provided below (the “Salary”), payable in the same manner and on the same payroll schedule in which the Company’s employees receive payment. The Salary will be reviewed by Frankly Inc.’s Compensation Committee not less frequently than annually, and may be adjusted upward from time to time by Frankly Inc.’s Compensation Committee commensurate with Employee’s performance and duties.

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(b) Annual Performance Bonus. Commencing on January 1, 2018, the Employee will be entitled to participate in Frankly’s Annual Performance Bonus plan. The Board of Directors will establish certain performance measures each fiscal year that the Employee and Company will need to achieve and payment will be subject to Frankly Inc. Board approval.

(c) Employee Retention Plan. Employee will be entitled to participate in the Frankly’s 2017 Employee Retention Program, subject to Frankly Inc. Board approval.

(d) Employee Incentive Plans. Employee will be entitled to participate in such other equity, bonus and incentive plans as are generally made available to Frankly’s other employees, subject to Frankly Inc. Board approval.

(e) Benefits. During the Employment Period, the Employee shall be entitled to the following benefits, programs and arrangements of the Employer in effect during the Employment Period which are generally available to the executive employees of the Employer, subject to and on a basis consistent with terms, conditions and overall administration of such plans, programs and arrangements.

(i) Insurance. Employee shall be entitled to participate in all fringe benefit programs, including health insurance, vision insurance, dental insurance, life insurance, accident insurance and short and long term disability insurance, as well as any other similar insurance programs offered by Employer to individuals employed in executive positions. It is specifically acknowledged by the Parties that the premiums for the family health and medical insurance to be provided to Employee shall be paid for in full by the Employer.

(ii) Business Expenses. The Employer shall reimburse the Employee, or provide him with a Company credit card, for the reasonable amount of hotel, travel, entertainment and other expenses necessarily incurred by the Employee in the discharge of his duties for the Employer, subject to the Company’s expense reimbursement policies.

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(iii) Indemnification; Insurance Against Liability. Employer will indemnify, save harmless, and defend Employee, and all of Employee’s heirs and assigns, (collectively “indemnified parties”) from and against any and all claims, damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative) and expenses (including but not limited to reasonable attorneys’ fees and costs) (collectively, “Losses”) arising out of, resulting from, or relating to the services Employee provides Employer under this Agreement, including, without limitation, any claims from or by third parties to the extent permitted by applicable law of the state of incorporation of Employer (Delaware at the date hereof) and Employer’s organizational documents; provided that if it is determined by a non- appealable judicial ruling that Employee committed any criminal or unlawful acts, Employer will be entitled to recover from Employee all costs, fees and expenses relating to Losses directly resulting from Employee’s criminal or unlawful acts. Such claims shall include, but shall not be limited to, claims based upon trademark, service mark, trade name, copyright and patent infringement, trademark dilution, tortious interference with contract or prospective business relations, unfair competition, defamation or injury to reputation, or other injuries or damage to business. In addition, the Employer shall promptly pay in advance of final disposition of any action, suit or proceeding all reasonable expenses incurred by the Employee in connection with any matter as to which it could reasonably be expected to be entitled to indemnification hereunder. The Employee hereby undertakes and agrees to repay to the Employer any advances made pursuant to this Section 3.1(e)(iii) if and to the extent that it shall ultimately be found that the Employee is not entitled to be indemnified by the Company for such amounts. The Agreement shall not affect any indemnification or other rights and benefits afforded to the Employee by the Employer’s certificate of incorporation or by-laws. The Employer shall secure an officer’s and director’s liability insurance policy for the Employee designed to insulate and protect the Employee from personal liability for claims arising against him through the proper execution of his duties for the Employer.

(iv) Home Owners Association (HOA) Fees. During the Term of this Agreement, Company will reimburse Employee for the monthly Homeowner’s Association fees paid by him for his residence in New York City, not to exceed USD$1,100 per month.

4. TERMINATION

(a) This Agreement may be terminated by either Party at any time, but if so terminated for any of the reasons below, the appropriate provisions of subsection (b) of this Section 4 shall apply.

(i) Mutual written agreement between the Employee and the Company at any time;

(ii) Employee’s death;

(iii) Employee’s disability which renders Employee unable to perform the essential functions of his job even with reasonable accommodation;

(iv) By non-renewal of the existing agreement per section 2.2

(v) For Cause. For Cause shall mean a termination by the Company because of any one of the following events:

(A) Employee’s breach of fiduciary duty to Frankly;

(B) Any wrongful act or omission by Employee which causes material injury to Frankly, including material injury to the business reputation of Frankly;

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(C) Employee’s fraud;

(D) Employee’s material misconduct involving objectively demonstrable dishonesty;

(E) Employee’s refusal to abide by the published policies, procedures, and rules of the Company; or

(F) Employee’s indictment for, conviction of, or entry of a plea of guilty or no contest to, (1) a felony, or (2) crime involving moral turpitude;

(vi) Employee’s Resignation Without “Good Reason”. “Good Reason” shall mean:

(A) when any Frankly entity, without Employee’s written consent does one or more of the following: (1) reduces Employee’s total compensation by more than 10%; (2) changes Employee’s title and level of authority or responsibilities (for avoidance of doubt, in the case where Frankly remains a separate and independent operating entity, title change is permissible as long as the position has an equivalent level of authority or responsibility); (3) relocates Employee’s principal workplace by more than 30 miles from New York City without mutual agreement; or (4) enters into a Change of Control and thereafter Frankly (or any successor) fails to provide Employee with employee benefits that are similar to those provided to Employee as of the date hereof, (B) Employee provides written notice to the Company of any such action within sixty (60) days of the date on which such action and provides the Company with thirty (30) days to remedy such action (the “Cure Period”); (C) the Company or applicable Frankly entity fails to remedy such action within the Cure Period; and (D) Employee resigns within ten (10) days of the expiration of the Cure Period. Good Reason shall not include any insubstantial action that (1) is not taken in bad faith, and (2) is remedied by the Company or applicable Frankly entity within the Cure Period.

(vii) Employee’s resignation with Good Reason; or

(viii) “Without Cause”. “Without Cause” shall mean any termination of employment by the Company which is not defined in subsections (i) through (vi) above.

(b) Company’s Post-Termination Obligations

(i) If this Agreement terminates for any of the reasons set forth in Sections 4(a)(v) and 4(a)(vi) above, then the Company will pay Employee all accrued but unpaid wages, based on Employee’s then current Salary, through the termination date. All of Employee’s unvested Frankly equity awards shall forfeit.

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(ii) If this Agreement terminates for any of the reasons set forth in Sections 4(a)(vii) or (viii), then the Company will pay Employee: (A) all accrued but unpaid wages through the termination date, based on Employee’s then current Salary, (B) separation pay equal to eighteen (18) months of Employee’s then current Salary, divided and paid in separate equal monthly installments over a period of eighteen (18) months, and (C) an amount sufficient to cover the COBRA premiums necessary for Employee to continue family coverage under the Company’s group health plan for the eighteen (18) month period immediately following Employee’s termination date; provided, that the Employee is then eligible to continue participation under the Company’s group health plan pursuant to a timely made COBRA election made by Employee to continue such coverage; provided further, that, the Company shall not be required to make more than the maximum number of payments allowed under COBRA, (D) (i) In the event this Agreement is terminated Without Cause or for Good Reason: Pro-rata vesting will apply to all of Employee’s outstanding Frankly equity awards through the end of the 18-month severance period, provided that any equity awards with performance conditions will be prorated for active employment, with final payment to be made consistent with the terms of the performance plan and the value to be adjusted for actual performance,(ii) In the event there is a Change of Control and, within twelve (12) months thereafter, this Agreement is terminated Without Cause or for Good Reason: Accelerated vesting will apply to all of Employee’s outstanding Frankly equity awards, provided that performance based awards to vest 100%, although final payout to be made in line with the terms of the performance plan design; (E) Payments due under subsections 4(b)(ii)(B) and (C) are collectively referred to as the “Separation Payment”. Each installment of the Separation Payment shall be paid on the first business day of each month for the applicable number of months specified above, beginning with the first such date that is at least thirty (30) days after the date of Employee’s termination.

(c) Compliance with Section 409A

(i) General. It is the intention of both the Company and the Employee that the benefits and rights to which the Employee could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Employee or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Employee and on the Company). Notwithstanding the foregoing, the Company does not make any representation to the Employee that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Employee or any beneficiary of the Employee for any tax, additional tax, interest or penalties that the Employee or any beneficiary of the Employee may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

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(ii) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Employee’s services hereunder shall be made unless and until the Employee incurs a “separation from service” within the meaning of Section 409A.

(iii) 6 Month Delay for Specified Employee.

(A) If the Employee is a “specified employee”, then no payment or benefit that is payable on account of the “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Employee’s “separation from service” (or, if earlier, the date of the Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(B) For purposes of this provision, the Employee shall be considered to be a “specified employee” if, at the time of his separation from service, the Employee is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iv) No Acceleration of Payments. Neither the Company nor the Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v) Treatment of Each Installment as a Separate Payment and Timing of Payments. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

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(vi) Taxable Reimbursements and In-Kind Benefits.

(A) Any reimbursements by the Company to the Employee of any eligible expenses under this Agreement that are not excludable from the Employee’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Employee following the year in which the expense was incurred.

(B) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Employee, during any taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee (except for any life-term or other aggregate limitation applicable to medical expenses).

(C) The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

5. NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

5.1 ACKNOWLEDGMENTS BY THE EMPLOYEE

The Employee acknowledges that (a) during the Employment Period and as a part of his employment, Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on Frankly and its business; (c) because Employee possesses substantial technical and business expertise and skill with respect to Frankly’s business, Employer desires to obtain exclusive ownership of each Employee Invention, Employee trade secrets, and the Parties agree that Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; (d) Employer has required that Employee make the covenants in this Section 5 as a condition of Employee’s employment with the Company; and (e) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Employer with exclusive ownership of all Employee Inventions.

5.2 AGREEMENTS OF THE EMPLOYEE

In consideration of the compensation and benefits to be paid or provided to Employee by Employer under this Agreement, Employee covenants as follows:

(a) Confidentiality

(i) During and following the Employment Period, Employee will hold in confidence all Confidential Information and will not disclose it to any person except with the specific prior written consent of Frankly or except as otherwise expressly permitted by the terms of this Agreement.

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(ii) Any trade secrets of Frankly will be entitled to all of the protections and benefits under applicable law. If any information that Frankly deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that Employer submits proof of the economic value of any trade secret or posts a bond or other security.

(iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Employee demonstrates was or became generally available to the public other than as a result of a disclosure by Employee.

(iv) Employee will not remove from Employer’s premises (except to the extent such removal is for purposes of the performance of Employee’s duties at home or while traveling, or except as otherwise specifically authorized by Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Employee recognizes that, as between Frankly and Employee, all of the Proprietary Items, whether or not developed by Employee, are the exclusive property of Frankly. Upon termination of this Agreement by either party, or upon the request of Employer during the Employment Period, Employee will return to Employer all of the Proprietary Items in Employee’s possession or subject to Employee’s control, and Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b) Employee Inventions. Each Employee Invention will belong exclusively to Employer. The Employee acknowledges that all of Employee’s writing, works of authorship, specially commissioned works listed in Schedule 5.2(b), and other Employee Inventions are works made for hire and the property of Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, Employee hereby assigns to Employer all of Employee’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that he will promptly:

(i) disclose to Employer in writing any Employee Invention;

(ii) assign to Employer or to a party designated by Employer, at Employer’s request and without additional compensation, all of Employee’s rights to Employee Inventions for the United States and all foreign jurisdictions;

(iii) execute and deliver to Employer such applications, assignments, and other documents as Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

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(iv) sign all other papers necessary to carry out the above obligations; and

(v) give testimony and render any other assistance but without expense to Employee in support of Employer’s rights to any Employee Invention.

5.3 DISPUTES OR CONTROVERSIES

The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by Employer, Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

6. NON-COMPETITION AND NON-INTERFERENCE

6.1 ACKNOWLEDGMENTS BY THE EMPLOYEE

The Employee acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual in character; (b) Employer competes with other businesses in the digital content management for local broadcaster space; and (c) the provisions of this Section 6 are reasonable and necessary to protect Employer’s business and will not result in any undue hardship to Employee.

6.2 COVENANTS OF THE EMPLOYEE

In consideration of the acknowledgments by Employee, and in consideration of the compensation and benefits to be paid or provided to Employee by Employer, Employee covenants that he will not, directly or indirectly:

(a) during the Employment Period and for a period of two (2) years after termination of the Agreement engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Employee’s name or any similar name to, lend Employee’s credit to or render services or advice to, any business whose products or activities directly compete in whole or in material part with the products or activities of Frankly;

(b) whether for Employee’s own account or for the account of any other person, at any time during the Employment Period and for two (2) years following termination of the Agreement, solicit business of the same or similar type being carried on by Frankly, from any person known by Employee to have been a customer, client, prime contractor, subcontractor or strategic partner of Frankly during the Employment Period, where the Employee had personal contact with such person or entity, or learned of such person or entity, during and by reason of Employee’s employment with Frankly;

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(c) whether for Employee’s own account or the account of any other person (i) at any time during the Employment Period and for two (2) years following termination of the Agreement, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee or contractor of Frankly at any time during the Employment Period or in any manner induce or attempt to induce any employee or contractor of Employer to terminate his employment or consultancy with Frankly; or (ii) at any time during the Employment Period and for two2 years following termination of the Agreement, interfere with Frankly’s relationship with any person, including any person who at any time during the Employment Period was an employee, contractor (prime or sub-), supplier, or customer of Frankly; or

(d) at any time during or after the Employment Period, disparage Frankly or any of its shareholders, directors, officers, employees, or agents. Similarly, at no time during or after the Employment Period will Frankly disparage the Employee.

If any covenant in this Section 6.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Employee.

The period of time applicable to any covenant in this Section 6.2 will be extended by the duration of any violation by Employee of such covenant.

7. GENERAL PROVISIONS

7.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

Employee acknowledges that the injury that would be suffered by Frankly as a result of a breach of the provisions of this Agreement (including any provision of Sections 5 and 6) would be irreparable and that an award of monetary damages to Frankly for such a breach would be an inadequate remedy. Consequently, Frankly will have the right, in addition to any other rights it may have, to seek injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Frankly will not be obligated to post bond or other security in seeking such relief. Without limiting Franky’s rights under this Section 7 or any other remedies of Frankly, if Employee breaches any of the provisions of Section 5 or 6, Employer will have the right to cease making any payments otherwise due to Employee under this Agreement until such breach has been remedied or cured.

7.2 COVENANTS OF SECTIONS 5 AND 6 ARE ESSENTIAL AND INDEPENDENT COVENANTS

The covenants by Employee in Sections 5 and 6 are essential elements of this Agreement, and without Employee’s agreement to comply with such covenants, Employer would not have entered into this Agreement or employed the Employee. Employer and Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Employer.

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The Employee’s covenants in Sections 5 and 6 are independent covenants and the existence of any claim by Employee against Employer under this Agreement or otherwise or against Employer will not excuse Employee’s breach of any covenant in Section 5 or 6.

If Employee’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Employee in Sections 5 and 6.

7.3 REPRESENTATIONS AND WARRANTIES BY THE EMPLOYEE

Employee represents and warrants to Employer that the execution and delivery by Employee of this Agreement do not, and the performance by Employee of Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Frankly; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

7.4 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

7.5 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon (without any further action by Employee required), the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Employee under this Agreement, being personal, may not be delegated.

7.6 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified or registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers or to such other addresses and facsimile numbers as a party may designate by notice to the other parties.

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7.7 ENTIRE AGREEMENT; AMENDMENTS

This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Parties hereto. This Agreement may not be amended orally, but only by an agreement in writing signed by the Parties hereto.

7.8 CHOICE OF LAW; FORUM; LEGAL FEES

This Agreement shall be construed according to the laws of the United States of America and the State of New York, without regard to its conflicts of laws principles. Both Parties hereby expressly consent to the personal jurisdiction of the State and Federal Courts located in the City of New York in any legal action filed by either party arising from or related to this Agreement. In any legal action brought by either party to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the cost of such action, including reasonable attorneys’ fees.

7.9 SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

7.10 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.11 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.12 TAXES

Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

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7.13 RIGHT TO CONSULT WITH COUNSEL; NO DRAFTING PARTY

The Employee acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Employee agrees that the obligations created hereby are not unreasonable. The Employee acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

7.14 DAMAGES

Nothing contained herein shall be construed to prevent the Company or the Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

7.15 WAIVER OF JURY TRIAL

The Employee hereby knowingly, voluntarily and intentionally waives any right that the Employee may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

7.16 NO THIRD PARTY BENEFICIARY

Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

FRANKLY MEDIA LLC

By:	/s/ Michael Munoz
Name:	Michael Munoz
Title:	Controller

EMPLOYEE

/s/ Louis Schwartz
Louis Schwartz

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SHEDULE A COMPENSATION TERMS

The following schedule outlines the compensation opportunities for the Employee as defined in Article 3 of the Agreement. This schedule forms part of the entire.

Employment Agreement Compensation Terms for the CFO
3.1 (a) Base Salary	US$360,000 per year
3.1 (b) Annual Performance Bonus	0% of Base Salary in 2017 to account for participation in Employee Retention Plan. Commencing January 1, 2018, Employee will be entitled to participate in Frankly’s Annual Performance Bonus plan. The Employee may earn a Performance Bonus with a Target of 50% of Base Salary to a maximum of 100% of Employee’s Salary, with performance measures to be established by Frankly’s Board of Directors.
3.1 (c) Employee Retention Plan

Employee will be entitled to participate in Frankly’s 2017 Employee Retention Program, subject to Frankly Inc. Board approval.

The CFO Target is from 54% of Base Salary to a Maximum of 100% of Base Salary.

The Employee Retention Plan (ERP) will be evaluated based on 3 performance categories, including completion of a strategic investment or acquisition, business performance and Employee remaining with the company through the completion of the strategic review process.

Employee will receive the ERP award in Frankly Inc. RSUs valued at $CAD 2.52 each or cash, at the Company’s discretion.

3.1 (d) Employee Incentive Plans	Employee eligible to participate in the equity plan (Stock Options, RSUs, PSUs, DSUs).

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